SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)    September 1, 2003

MOVING BYTES INC.
(Exact Name of Registrant as Specified in Its Charter)

Canada
(State or Other Jurisdiction of Incorporation)

000-30058 (Commission File Number)	52-2267986 (IRS Employer Identification No.)

5858 Horton St., Ste. 101, Emeryville, California (Address of Principal Executive Offices)	94608 (Zip Code)

(510) 985-1033
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Item 2.   Acquisition or Dispostion of Assets

        On September 1, 2003, Moving Bytes, Inc. (“Moving Bytes”) entered into an Asset Purchase Agreement, as amended, with Com Tech 21, LLC (“Com Tech”) related to sale of all of certain assets and liabilities related to the long distance telecommunications service business of Moving Bytes (the “Telco Business”). Under the terms of the Asset Purchase Agreement, Moving Bytes sold all of the assets related to the Telco Business, including all customer accounts, customer contracts, certain accounts receivables, contract obligations, toll-free and PIN numbers, books and records, software, rights to receive financial credit from Qwest Communications, intangible assets and goodwill related to the Telco Business. After giving effect to the transfer and sale of the Telco Business, Moving Bytes will no longer offer long distance telecommunications service and will focus its resources on the development of its electronic document processing services business.

        Com Tech agreed to pay Moving Bytes consideration of $575,000 for the telecommunications assets and $291,168.05 for the accounts receivable (90% of the face value of the aggregate accounts receivable outstanding less than 90 days at August 31, 2003). The consideration was paid in four (4) tranches:

Tranche One paid September 1, 2003: $300,000 payable by paying certain obligations owed by Moving Bytes to certain creditors including Joseph Karwat ($100,000 in partial settlement of certain debt and for the release of the security interests in the Telco Assets), Qwest Communications ($49,553.04 for amounts due for the month of July 2003), MCI Communications ($72,591.91 for amounts due for the month of July 2003), and Moving Bytes’ commissioned sales agents ($19,842.93 in commissions payable for July 2003), and $58,012.12 paid in cash to Moving Bytes.

Tranche Two paid September 10, 2003: $291,168.05 as payment for 90% of the face value of the aggregate accounts receivable outstanding less than 90 days at August 31, 2003;

Tranche Three payable September 30, 2003: $185,919.08 by paying certain obligations owed by Moving Bytes to certain creditors including Qwest Communications ($61,508.46 for the invoice for the month of August 2003); MCI Communications ($55,580.86 for the invoice for the month of August 2003); $50,637.13 to USAC for Sellers past due obligation on delinquent Universal Service Fund (“USF”) taxes and $18,192.63 to Moving Bytes commissioned sales agents (for commissions owed for August 2003 sales).

Tranche Four payable September 30, 2003: $89,080.92 to Moving Bytes (the difference between $575,000 and the total payments made in Tranche One and Three).

        In addition, Moving Bytes may receive reimbursement of up to $25,000 as a result of a possible credit due from Qwest Communications and an additional 2.5% of the accounts receivable balance at August 31, 2003 depending upon actual collections made through November 30, 2003. As part of the consideration to be paid by Com Tech in Tranche Three,

Com Tech is holding for the benefit of Moving Bytes $50,637.13 to pay Moving Bytes’past due obligation on delinquent USF taxes payable to USAC. Moving Bytes is currently in the process of negotiating with USAC to determine the amount due for such USF taxes, and Com Tech has agreed to remit the negotiated amount for USF taxes due to USAC and to remit the balance, if any, to Moving Bytes. However if Moving Bytes is unable to successfully negotiate the amount due to USAC by December 15, 2003, Com Tech will pay Moving Bytes the $50,637.13.

        Com Tech also agreed to assume the future liabilities and obligations associated with the ongoing operations of the Telco Business.

        The Asset Purchase Agreement contained representations, warranties and covenants customary in asset purchase transactions. Com Tech is at arms’ length to Moving Bytes and the purchase price was negotiated by the parties. Com Tech is a private company.

        In connection with the disposition of the Telco Business, Moving Bytes agreed to pay a finder’s fee of 5% ($44,550) to KDW Group under the terms of a finder’s agreement dated May 28, 2003. A director of Moving Bytes is a consultant for KDW Group and will be entitled to a portion of the finder’s fee. Moving Bytes anticipates it will incur transaction costs of approximately $50,000 in connection with the disposition of the Telco Business, including the finders’ fee. Moving Bytes will also pay approximately $500,000 in debt in connection with the Telco Business and its other obligations, including $100,000 owed to Joseph Karwat and approximately $400,000 owed to service providers, sales agents and tax authorities.

        Moving Bytes sold the Telco Business primarily to meet certain debt obligations and to focus on developing its electronic document processing services business. Revenues and gross profit generated by Telco Business represented 83% of revenues and 71% and gross profits in the fiscal quarter ended June 30 , 2003 and 84% of revenues and 70% of gross profits year to date through June 30 2003. Moving Bytes anticipates that it will be required to raise additional capital to fund development of its electronic document processing services business. During the fourth quarter of 2003, Moving Bytes intends to assess the viability of continuing its document processing solutions business if financing is unavailable.

        Because the assets sold did not constitute substantially all of the company’s assets, no shareholder approval of the sale was required.

Item 5.   Other Events

        Moving Bytes received $90,205 from its EPLI insurance carrier related to the Karwat arbitration matter and has reduced its debt to Karwat under the Karwat settlement agreement to $58,551 as of September 30, 2003. Payments made to Karwat year to date include $50,000 from the payment received from the EPLI carrier and $100,000 from proceeds of the sale of the Telco Business.

Item 7.  Exhibits

(b)	Unaudited Pro Forma Financial Information

It is impractical to provide the required pro forma financial information at the date of filing of the Form 8-K. The required pro forma financial information will be provided as soon as practicable.

(c)	Exhibits

1.	Asset Purchase Agreement dated September 1, 2003 by and between Com Tech 21, LLC and Moving Bytes, Inc.

2.	Amendment Agreement to amend the Asset Purchase Agreement dated September 1, 2003 by and between Com Tech 21, LLC and Moving Bytes, Inc.

3.	Amendment Agreement dated September 25, 2003 to amend the Asset Purchase Agreement by and between Com Tech 21, LLC and Moving Bytes, Inc.

4.	Finder's Agreement dated May 28, 2003 by and between KDW Group and Moving Bytes, Inc.

Item 9.   Regulation FD Disclosure

Exhibit Number 99.1	Description Press Release dated October 1, 2003.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Moving Bytes Inc. (Registrant)

Date: October 1, 2003	By: /s/ Mark Smith Name: Mark Smith Title: President and Director